Exhibit 10.1

TRINET GROUP, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement”) is entered into by and between SAMANTHA WELLINGTON (the “Executive,” "you" or “your”) and TriNet USA, Inc., a Delaware corporation (the "Company") (each a “Party” and collectively the “Parties”), as of March 28, 2022 (the “Effective Date”).

WHEREAS, the Parties entered into that certain employment agreement dated November 19, 2018 (the “Original Agreement”),

WHEREAS, the Parties desire to amend and restate the Original Agreement as more specifically set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.	EMPLOYMENT BY THE COMPANY

1.1     Title and Responsibilities. Subject to the terms set forth herein, effective on April 1, 2022 (the “Effective Date”), you will be employed as the Executive Vice President, Business Affairs and Chief Legal Officer, of TriNet Group, Inc. including its subsidiaries and affiliates (the “Company”). During your employment with the Company, you will devote your best efforts and substantially all of your business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company's general employment policies) to the business of the Company. Within this relationship, you shall be expected to perform those duties the Company requires, within the bounds of its policies and the law, to the highest professional and ethical standards. Notwithstanding the foregoing, it is acknowledged and agreed that you may engage in civic and not-for-profit activities and/or serve on the boards of directors of non-competitive private or public companies; provided, however, in each case that such activities do not materially interfere with the performance of your duties hereunder and, for service on any board of directors, prior approval is obtained from the Chief Executive Officer of the Company.

1.2     At-Will Employment. Your relationship with the Company is at-will, which means that you and the Company will have the right to terminate your employment with the Company at any time with or without cause, and with or without advance notice. In addition, the Company retains the discretion to modify the terms of your employment, including but not limited to position, duties, reporting relationship, office location, compensation, and benefits, at any time; provided, however, that any such modification will not affect your rights under the Severance Plan (as defined below). You also may be removed from any position you hold in the manner specified by the Bylaws of the Company and applicable law.

1.3     Company Employment Policies. The employment relationship between the Parties will be governed by this Agreement and the standard employment terms and conditions as set forth in in the Company’s employee handbook and other form agreements, policies and procedures of the Company, including those relating to the mandatory arbitration provisions relating to employment-related disputes, the protection of confidential information and the assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or procedures, this Agreement will control. Your failure or refusal to complete any of the Company’s standard form agreements or acknowledgement of the Company’s standard employment policies and procedures will result in the automatic termination of your employment without triggering any severance benefits, notwithstanding section 2.4(b) below or the Severance Plan (as defined below).

2.	COMPENSATION.

2.1     Salary. You will earn a base salary that is established in accordance with Company policy and subject to review and approval by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) and that is payable semi-monthly on the Company’s standard payroll dates, less any payroll deductions and all required taxes and withholdings. Your base salary starting on April 1, 2022 will be $550,000 (your “Salary”). You will be considered for annual adjustments in base salary in accordance with Company policy and subject to review and approval by the Committee. This is a full-time, exempt position and you are expected to work the Company’s normal business hours and such additional time as may be required by the nature of your work assignments (for which you will not be eligible for overtime compensation).

2.2      Equity Award. You will be considered for future annual or periodic “refresh” equity awards at the same time as the other executives, which will be subject to the terms and conditions of the Company’s equity incentive plan and the grant agreements. Approval of the recommendation of any future equity award is in the sole and unreviewable discretion of the Compensation Committee or its subcommittee, the Equity Award Committee (the “EAC”). The EAC has approved your 2022 refresh awards of $1M in time-based restricted stock units and $1M in performance-based restricted stock units to be issued in accordance with the terms of the Company’s 2019 Equity Incentive Plan.

2.3     Target Variable Compensation. Each year, you will be eligible to earn an annual performance-based variable compensation amount based on the achievement of corporate performance goals established by the Company and subject to approval by the Committee and individual performance goals and objectives, with the target amount for such variable compensation established in the Company's annual executive bonus plan (the “Target Variable Compensation"). For 2022, your Target Variable Compensation shall be 100% of your annual base salary, subject to the achievement of the corporate and individual performance goals and objectives. Achievement against goals and the actual amount of the Target Variable Compensation earned will be determined by the Company, in its sole discretion, and will be subject to the approval of the Committee. In order to earn and be paid such variable compensation, you must remain an active employee throughout the full-time period for which the Target Variable Compensation is paid, and for which time period the Company and the Committee assesses performance and the related compensation amounts, and you must be employed and in good standing on the date of Target Variable Compensation distribution. Any earned Target Variable Compensation shall be paid within thirty (30) days following its determination and approval by the Committee

2.4     Company Benefits.

(a)    Standard Company Benefits. You will be eligible to participate in the Company's standard employee benefits plans that are available to employees generally, as in effect from time to time, subject to the terms and conditions of such plans.

(b)    Severance Benefits. You will continue to be a Participant in the TriNet Group, Inc. Amended and Restated Executive Severance Benefit Plan (the “Severance Plan”), a copy of which is attached hereto as Annex A, which shall be the only severance benefits from the Company to which you shall be entitled.

2.5     Expense Reimbursements. For the avoidance of doubt, to the extent that any reimbursements payable by the Company to you under this Agreement or otherwise are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and the right to reimbursement will not be subject to liquidation or exchange for another benefit.

3.     CONFIDENTIAL INFORMATION. As a condition of your continued employment, you must comply with the Proprietary Information and Invention Agreement in effect as of November 19, 2018 attached hereto as Annex B.

4.     General Provisions.

4.1         Notices. Any notices provided hereunder must be in writing and will be deemed effective upon the earlier of personal delivery (including, personal delivery, email and facsimile transmission), delivery by express delivery service (e.g. Federal Express), or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at their address as listed on the Company payroll (which address may be changed by either Party by written notice).

 4.2          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the Parties insofar as possible.

4.3         Waiver. If either Party should waive any breach of any provisions of this Agreement, they or it will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

4.4           Entire Agreement. This Agreement, including its exhibits, constitutes the entire agreement between Executive and the Company regarding the subject matter hereof. As of the Effective Date, this Agreement supersedes and replaces any and all other agreements, promises, or representations, written or otherwise, between Executive and the Company with regard to this subject matter, including the Original Agreement. This Agreement is entered into without reliance on any agreement, promise, or representation, other than those expressly contained or incorporated herein, and, except for those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, the terms of this Agreement cannot be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company which is approved by the Board.

4.5          Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one Party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile will be deemed the equivalent of originals.

4.6          Headings and Construction. The headings of the sections hereof are inserted for convenience only and will not be deemed to constitute a part hereof or to affect the meaning thereof. For purposes of construction of this Agreement, any ambiguities will not be construed against either Party as the drafter.

4.7        Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company.

4.8       Informing Subsequent Employers. If Executive’s employment is terminated, the Company has the right to inform any subsequent employer of Executive’s obligations under this Agreement, and can send a copy of these terms of employment to that employer.

 4.9         Attorney Fees. If either Party hereto brings any action to enforce his or its rights hereunder, the prevailing Party in any such action will be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action.

4.10        Arbitration. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) or its enforcement, performance, breach, or interpretation, or arising from or relating to Executive’s employment with the Company or the termination of Executive’s employment with the Company, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in San Francisco County, California and conducted by JAMS, Inc. (“ JAMS ”), under its then applicable JAMS Employment Arbitration Rules and Procedures. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. Executive will have the right to be represented by legal counsel at any arbitration proceeding at their expense. The arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company will bear all fees for the arbitration, except for any attorneys’ fees or costs associated with Executive’s personal representation. The arbitrator, and not a court, will also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures. Notwithstanding the provisions of this paragraph, the Parties are not prohibited from seeking injunctive relief in a court of appropriate jurisdiction to prevent irreparable harm on any basis, pending the outcome of arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and the state courts of any competent jurisdiction.

4.11         Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to conflicts of laws principles.

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IN WITNESS WHEREOF, the Parties have executed this employment agreement effective as of the Effective Date.

TRINET GROUP, INC.

/s/ Burton M. Goldfield
BURTON M. GOLDFIELD
President & Chief Executive Officer

EXECUTIVE

/s/ Samantha Wellington
SAMANTHA WELLINGTON

ANNEX A

TRINET GROUP, INC. AMENDED AND RESTATED EXECUTIVE

SEVERANCE BENEFIT PLAN

[Separately filed with the Securities and Exchange Commission as Exhibit 10.5 to the Form 10-Q filed on April 30, 2018]

ANNEX B

PROPRIETARY INFORMATION AND INVENTION AGREEMENT

[Separately filed with the Securities and Exchange Commission as Exhibit 10.22 to the Form 10-K, filed on February 14, 2019.]